UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2018

NORDSON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	0-7977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road

Westlake, Ohio 44145

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 440-892-1580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of $350 million of Senior Notes

On June 22, 2018, Nordson Corporation (“the Company”) entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) among the Company, as issuer, and the purchasers listed therein, pursuant to which the Company issued and sold, in a private placement, Senior Notes consisting of Series 2018-A, Series 2018-B, Series 2018-C, Series 2018-D, Series 2018-E, Series 2018-F, and Series 2018-G Senior Notes (collectively the “2018 Notes”), in an aggregate principal amount of $350 million. The 2018 Notes mature between June 22, 2023 and June 24, 2030 and bear interest at fixed per annum interest rates between 3.71% and 4.17%. In the event of any other prepayment of the 2018 Notes prior to their respective final stated maturity, the Company is obligated to pay to purchasers certain yield maintenance amounts in respect of such prepaid amounts. The purchasers of the 2018 Notes consist of various insurance companies and their affiliates.

The Company used the proceeds from the sale of the 2018 Notes to repay approximately $315 million of the outstanding balance under the Company’s existing syndicated revolving credit facility. The Company intends to use the remainder of the proceeds for general corporate purposes.

The Company may from time to time issue and sell one or more additional series of notes pursuant to the Note Purchase Agreement, provided that the aggregate principal amount of all additional notes issued pursuant to the Note Purchase Agreement shall not exceed $500 million.

The Note Purchase Agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants regarding the maintenance of certain financial ratios and covenants relating to financial reporting, compliance with laws, transactions with affiliates, limitation on liens, mergers and sales of all or substantially all of the Company’s assets.

The Note Purchase Agreement provides for customary events of default, including, among other things, nonpayment of principal, interest, or other amounts, a representation or warranty proving to have been false or erroneous when made, failure to perform or observe certain covenants within a specified period of time, a cross-default to other indebtedness of the Company of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, invalidity of any loan documentation, a change of control of the Company and ERISA defaults resulting in liability of a specified amount.

The Company’s obligations under the Note Purchase Agreement and the Senior Notes rank pari passu in right of payment with all other senior unsecured indebtedness of the Company.

Amendment to Second Amended and Restated Credit Agreement

On June 28, 2018, the Company entered into an amendment (the “Amendment”) to its Second Amended and Restated Credit Agreement, dated February 20, 2015, among the Company, various financial institutions named therein, and KeyBank, National Association, in its capacity as administrative agent (the “Existing Credit Agreement”). The Amendment (i) increases the aggregate commitments under the Existing Credit Agreement by $250 million from $600 million to $850 million, (ii) modifies the Existing Credit Agreement to increase the maximum permitted Leverage Ratio for the first two fiscal quarters during a Leverage Ratio Step-Up Period to 4.00 to 1.00 and (iii) modifies the Interest Coverage Ratio in the Existing Credit Agreement to provide that the ratio should not be less than 2.50 to 1.00. All other material provisions of the Existing Credit Agreement remain substantially unchanged.

Amendments to Existing Term Loan Agreements

On June 26, 2018, the Company also entered into amendments to its existing 2015 and 2017 Term Loan Agreements with various financial institutions named therein and PNC Bank, National Association, as administrative agent. The amendments modify the Leverage Ratio and Interest Coverage Ratio covenants to conform with the Company’s Existing Credit Agreement (as defined above). All other material provisions of the 2015 and 2017 Term Loan Agreements remain substantially unchanged.

The foregoing descriptions of the Note Purchase Agreement, the Amendment and the Amendments to the 2015 and 2017 Term Loan Agreements do not purport to be complete and are qualified in their entirety by reference to the Note Purchase Agreement, the Amendment and the Amendments to the 2015 and 2017 Term Loan Agreements, copies of which are filed as Exhibits 4.1, 4.2, 4.3 and 4.4 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Master Note Purchase Agreement, dated as of June 22, 2018, by and among Nordson Corporation and the purchasers named therein.

4.2	Amendment No. 1, dated June 28, 2018, to the Second Amended and Restated Credit Agreement, dated February 20, 2015, among Nordson Corporation, various financial institutions named therein, and KeyBank, National Association, as administrative agent.

4.3	First Amendment dated June 26, 2018 to the Term Loan Facility Agreement dated April 10, 2015 between Nordson Corporation, various financial institutions named therein and PNC Bank, National Association, as administrative agent.

4.4	Third Amendment dated June 26, 2018 to the Term Loan Agreement dated as of February 21, 2017, between Nordson Corporation, various financial institutions named therein and PNC Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORDSON CORPORATION
Date: June 28, 2018	By:	/s/ Gregory A. Thaxton
Gregory A. Thaxton
Executive Vice President Chief Financial Officer